Agree Realty Corporation Reports Third Quarter 2017 Results

INCREASES 2017 ACQUISITION GUIDANCE TO $300 MILLION TO $325 MILLION

BLOOMFIELD HILLS, Mich., Oct. 23, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended September 30, 2017. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2017 Financial and Operating Highlights:

  Invested $69.0 million in 19 retail net lease properties
  Commenced two new development and Partner Capital Solutions ("PCS") projects
  Increased rental revenue 22.6% to $27.3 million
  Net Income per share attributable to the Company decreased 30.4% to $0.42
  Net Income attributable to the Company decreased 14.7% to $12.2 million
  Increased Funds from Operations ("FFO") per share 1.6% to $0.69
  Increased FFO 23.2% to $20.0 million
  Increased Adjusted Funds from Operations ("AFFO") per share 4.1% to $0.69
  Increased AFFO 26.2% to $19.9 million
  Declared a quarterly dividend of $0.505 per share, a 5.2% increase over the dividend per share declared in the third quarter of 2016
  Maintained balance sheet strength; net-debt-to recurring EBITDA of 4.7 times

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended September 30, 2017 increased 22.6% to $27.3 million, compared to total rental revenue of $22.3 million for the comparable period in 2016.

Total rental revenue for the nine months ended September 30, 2017 increased 26.0% to $76.7 million, compared to total rental revenue of $60.9 million for the comparable period in 2016.

Net Income

Net Income attributable to the Company for the three months ended September 30, 2017 decreased 14.7% to $12.2 million, compared to $14.3 million for the comparable period in 2016. Net Income per share attributable to the Company for the three months ended September 30, 2017 decreased 30.4% to $0.42, compared to $0.61 per share for the comparable period in 2016. The decrease in Net Income is primarily attributable to a decrease in gain on sale of assets relative to the prior period.

Net Income attributable to the Company for the nine months ended September 30, 2017 increased 28.5% to $41.6 million, compared to $32.4 million for the comparable period in 2016. Net Income per share attributable to the Company for the nine months ended September 30, 2017 increased 4.2% to $1.52, compared to $1.46 per share for the comparable period in 2016.

Funds from Operations

FFO for the three months ended September 30, 2017 increased 23.2% to $20.0 million, compared to FFO of $16.2 million for the comparable period in 2016. FFO per share for the three months ended September 30, 2017 increased 1.6% to $0.69, compared to FFO per share of $0.68 for the comparable period in 2016.

FFO for the nine months ended September 30, 2017 increased 29.0% to $55.0 million, compared to FFO of $42.6 million for the comparable period in 2016. FFO per share for the nine months ended September 30, 2017 increased 5.7% to $2.00, compared to FFO per share of $1.90 for the comparable period in 2016.

Adjusted Funds from Operations

AFFO for the three months ended September 30, 2017 increased 26.2% to $19.9 million, compared to AFFO of $15.8 million for the comparable period in 2016. AFFO per share for the three months ended September 30, 2017 increased 4.1% to $0.69, compared to AFFO per share of $0.66 for the comparable period in 2016.

AFFO for the nine months ended September 30, 2017 increased 29.8% to $54.8 million, compared to AFFO of $42.2 million for the comparable period in 2016. AFFO per share for the nine months ended September 30, 2017 increased 6.4% to $2.00, compared to AFFO per share of $1.88 for the comparable period in 2016.

Dividend

The Company paid a cash dividend of $0.505 per share on October 13, 2017 to stockholders of record on September 29, 2017, a 5.2% increase over the $0.48 quarterly dividend declared in the third quarter of 2016. The quarterly dividend represents payout ratios of approximately 73.4% of FFO per share and 73.6% of AFFO per share, respectively.

CEO Comments

"We are pleased with our performance as our leading portfolio of net lease retail assets remains extremely stable at near full occupancy as we continue to execute our operating strategy and focus on tenants and real estate of the highest quality. Our unique investment platforms and flexible balance sheet have positioned us to increase 2017 acquisition guidance to $300 million to $325 million," said Joey Agree, President & Chief Executive Officer of Agree Realty Corporation.

Portfolio Update

As of September 30, 2017, the Company's portfolio consisted of 425 properties located in 43 states and totaled 8.3 million square feet of gross leasable space. Properties ground leased to tenants increased to 8.2% of annualized base rents.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.5 years, and generated approximately 45.2% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company's portfolio as of September 30, 2017:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	382	$101,763	90.3%	41.0%	10.5 yrs
Retail Net Lease Ground Leases	40	9,288	8.2%	84.6%	12.1 yrs
Total Retail Net Lease	422	$111,051	98.5%	45.4%	10.6 yrs
Total Portfolio	425	$112,792	100.0%	45.2%	10.5 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2017.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor's, Moody's, Fitch and/or NAIC.

Acquisitions

Total acquisition volume for the third quarter of 2017 was approximately $54.9 million and included 14 assets net leased to notable retailers operating in the off-price retail, convenience stores, auto parts, tire and auto service, health and fitness and home improvement sectors. The properties are located in 12 states and leased to tenants operating in nine retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.4% and had a weighted-average remaining lease term of approximately 11.2 years.

For the nine months ended September 30, 2017, total acquisition volume was approximately $238.8 million and included 61 high-quality retail net lease assets. The properties are located in 25 states and leased to 45 diverse tenants who operate in 21 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.6% and carried a weighted-average remaining lease term of approximately 11.9 years.

Dispositions

During the quarter, the Company sold four properties for gross proceeds of approximately $7.8 million. For the nine months ended September 30, 2017, the Company has disposed of seven properties for total gross proceeds of $30.4 million. The Company is maintaining its disposition guidance of $30 million to $50 million for the current year.

Development and Partner Capital Solutions

The Company commenced two new development and PCS projects during the quarter, with anticipated costs totaling approximately $11.5 million. The projects include the Company's first project with Burger King franchisee TOMS King in North Ridgeville, Ohio, and the Company's third Camping World in Grand Rapids, Michigan.

During the quarter, Orchard Supply Hardware (Lowe's Companies, Inc.) commenced rent in Boynton Beach, Florida. Total project costs were approximately $3.9 million. Orchard Supply Hardware had previously executed a 15-year net lease.

Construction continued during the quarter on three projects with total anticipated costs of approximately $24.4 million. The projects include the Company's first PCS project with Art Van Furniture in Canton, Michigan, as well as the Company's first two development projects with Mister Car Wash located in Urbandale, Iowa and Bernalillo, New Mexico.

In the first nine months of 2017, the Company had nine development or PCS projects completed or under construction. Anticipated total costs are approximately $57.3 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Camping World	Tyler, TX	Build-to-Suit	20 Years	Q1 2017	Completed
Burger King(1)	Heber, UT	Build-to-Suit	20 Years	Q1 2017	Completed
Camping World	Georgetown, KY	Build-to-Suit	20 Years	Q2 2017	Completed
Orchard Supply	Boynton Beach, FL	Build-to-Suit	15 Years	Q3 2017	Completed
Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q4 2017	Under Construction
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q4 2017	Under Construction
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Under Construction
Burger King(2)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Under Construction
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Under Construction

(1)	Franchise restaurant operated by Meridian Restaurants Unlimited, LC.
(2)	Franchise restaurant operated by TOMS King, LLC.

Leasing

During the third quarter, the Company executed new leases, extensions or options on approximately 48,000 square feet of gross leasable area throughout the existing portfolio. In the first nine months of 2017, the Company executed new leases, extensions or options on approximately 480,000 square feet of gross lease area throughout the existing portfolio. The Company has no remaining lease maturities in 2017.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of September 30, 2017:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$9,568	8.5%
Walmart	4,224	3.7%
Lowe's	4,215	3.7%
LA Fitness	3,713	3.3%
CVS	2,889	2.6%
Wawa	2,664	2.4%
Mister Car Wash	2,580	2.3%
Smart & Final	2,475	2.2%
Dollar General	2,415	2.1%
Tractor Supply	2,179	1.9%
Hobby Lobby	2,176	1.9%
Dave & Buster's	2,058	1.8%
Academy Sports	1,982	1.8%
Dollar Tree	1,939	1.7%
Burger King(2)	1,916	1.7%
Rite Aid	1,886	1.7%
24 Hour Fitness	1,759	1.6%
BJ's Wholesale	1,709	1.5%
Other(3)	60,445	53.6%
Total Portfolio	$112,792	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2017.
(2)	Franchise restaurants operated by Meridian Restaurants Unlimited, LC.
(3)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of September 30, 2017:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,933	13.2%
Grocery Stores	8,524	7.6%
Restaurants - Quick Service	6,726	6.0%
Health and Fitness	6,427	5.7%
Tire and Auto Service	6,164	5.5%
Home Improvement	5,551	4.9%
Convenience Stores	4,795	4.3%
General Merchandise	4,643	4.1%
Specialty Retail	4,261	3.8%
Off-Price Retail	4,013	3.6%
Auto Parts	3,762	3.3%
Warehouse Clubs	3,749	3.3%
Crafts and Novelties	3,521	3.1%
Farm and Rural Supply	3,361	3.0%
Sporting Goods	3,171	2.8%
Dollar Stores	3,145	2.8%
Health Services	3,066	2.7%
Theaters	2,978	2.6%
Other(2)	20,002	17.7%
Total Portfolio	$112,792	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2017.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of September 30, 2017:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$14,018	12.4%
Texas	9,937	8.8%
Florida	8,669	7.7%
Illinois	7,849	7.0%
Ohio	6,817	6.0%
Pennsylvania	4,646	4.1%
California	3,697	3.3%
Kentucky	3,640	3.2%
Louisiana	3,606	3.2%
Mississippi	3,283	2.9%
Wisconsin	3,258	2.9%
Missouri	3,099	2.7%
Kansas	2,979	2.6%
Georgia	2,859	2.5%
Other(2)	34,435	30.7%
Total Portfolio	$112,792	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2017.
(2)	Includes states generating less than 2.5% of annualized base rent.

Lease Expiration

The following table presents contractual lease expirations within the Company's portfolio as of September 30, 2017, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2017	0	$0	0.0%	0	0.0%
2018	11	1,549	1.4%	279	3.4%
2019	13	4,125	3.7%	286	3.5%
2020	18	2,552	2.3%	220	2.7%
2021	27	5,456	4.8%	330	4.0%
2022	24	4,307	3.8%	394	4.8%
2023	36	6,250	5.5%	597	7.2%
2024	36	9,285	8.2%	907	11.0%
2025	37	7,309	6.5%	556	6.7%
2026	45	6,372	5.6%	637	7.7%
Thereafter	236	65,587	58.2%	4,057	49.0%
Total Portfolio	483	$112,792	100.0%	8,263	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of September 30, 2017.

Capital Markets and Balance Sheet

Capital Markets

During the three months ended September 30, 2017, the Company issued 589,093 shares of common stock under its at-the-market equity program ("ATM program") at an average price of $49.58, realizing gross proceeds of approximately $29.2 million.

Also within the quarter, the Company completed a private placement of $100 million principal amount of senior unsecured notes. The notes have a 12-year term, maturing on September 20, 2029, priced at fixed interest rate of 4.19%. The all-in pricing represented 165 basis points above the 12-year interpolated U.S. Treasury yield curve at the time of pricing.

Balance Sheet

As of September 30, 2017, the Company's net debt-to-recurring EBITDA was 4.7 times and its fixed charge coverage ratio was 4.1 times. The Company's total debt to total enterprise value was 25.2%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended September 30, 2017, the Company's fully diluted weighted-average shares outstanding were 28.7 million. The basic weighted-average shares outstanding for the three months ended September 30, 2017 were 28.6 million.

For the three months ended September 30, 2017, the Company's fully diluted weighted-average shares and units outstanding were 29.0 million. The basic weighted-average shares and units outstanding for the three months ended September 30, 2017 were 28.9 million.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2017, there were 347,619 operating partnership units outstanding and the Company held a 98.8% interest in the operating partnership.

2017 Outlook

The Company's outlook for acquisition volume in 2017 is being increased to a range of $300 million to $325 million of high-quality retail net lease properties. The Company's acquisition guidance, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is being increased from a previous range of $250 million to $275 million. The Company's disposition guidance for 2017 remains between $30 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, October 24, 2017 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of September 30, 2017, the Company owned and operated a portfolio of 425 properties, located in 43 states and containing approximately 8.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of October 23, 2017. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)

	September 30, 2017	December 31, 2016
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 371,047	$ 309,687
Buildings	820,138	703,506
Accumulated depreciation	(80,356)	(69,696)
Property under development	10,197	6,764
Net real estate investments	1,121,026	950,261
Real estate held for sale, net	9,003	-
Cash and cash equivalents	25,510	33,395
Cash held in escrows	1,779	-
Accounts receivable - tenants, net of allowance of $142 and $50 for possible losses at September 30, 2017 and December 31, 2016, respectively	15,634	11,535
Credit facility finance costs, net of accumulated amortization of $332 and $1,262 at September 30, 2017 and December 31, 2016, respectively	1,275	1,552
Leasing costs, net of accumulated amortization of $772 and $677 at September 30, 2017 and December 31, 2016, respectively	1,601	1,227
Lease intangibles, net of accumulated amortization of $36,875 and $25,666 at September 30, 2017 and December 31, 2016, respectively	184,920	139,871
Interest rate swaps	1,232	1,409
Other assets	4,993	2,722
Total Assets	$ 1,366,973	$ 1,141,972

Liabilities:
Mortgage notes payable, net	$ 67,458	$ 69,067
Unsecured term loans, net	158,305	158,679
Senior unsecured notes, net	259,112	159,176
Unsecured revolving credit facility	-	14,000
Dividends and distributions payable	14,930	13,124
Deferred revenue	1,452	1,823
Accrued interest payable	2,759	2,210
Accounts payable and accrued expenses:
Capital expenditures	145	677
Operating	7,381	4,866
Lease intangibles, net of accumulated amortization of $10,246 and $7,079 at September 30, 2017 and December 31, 2016, respectively	30,529	30,047
Interest rate swaps	1,284	1,994
Deferred income taxes	705	705
Tenant deposits	96	94
Total Liabilities	544,156	456,462

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 29,215,835 and 26,164,977 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	3	3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	849,442	712,069
Dividends in excess of net income	(29,136)	(28,558)
Accumulated other comprehensive income (loss)	(10)	(536)
Equity - Agree Realty Corporation	820,299	682,978
Non-controlling interest	2,518	2,532
Total Equity	822,817	685,510
Total Liabilities and Equity	$ 1,366,973	$ 1,141,972

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Minimum rents	$ 27,325	$ 22,279	$ 76,500	$ 60,682
Percentage rents	-	7	212	197
Operating cost reimbursement	2,791	1,845	8,016	5,368
Other income	271	30	299	(18)
Total Revenues	30,387	24,161	85,027	66,229

Operating Expenses
Real estate taxes	2,149	1,473	5,988	4,035
Property operating expenses	931	169	2,641	1,669
Land lease payments	163	163	490	490
General and administrative	2,491	2,020	7,665	6,107
Depreciation and amortization	8,228	6,151	22,956	16,901
Total Operating Expenses	13,962	9,976	39,740	29,202

Income from Operations	16,425	14,185	45,287	37,027

Other (Expense) Income
Interest expense, net	(4,666)	(4,091)	(13,213)	(11,236)
Gain on sale of assets, net	524	4,415	10,045	7,133
Loss on debt extinguishment	-	(33)	-	(33)

Net Income	12,283	14,476	42,119	32,891

Less Net Income attributable to non-controlling interest	118	213	501	506

Net Income Attributable to Agree Realty Corporation	$ 12,165	$ 14,263	$ 41,618	$ 32,385

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.42	$ 0.61	$ 1.53	$ 1.47
Diluted	$ 0.42	$ 0.61	$ 1.52	$ 1.46

Other Comprehensive Income
Net Income	$ 12,283	$ 14,476	$ 42,119	$ 32,891
Other Comprehensive Income (Loss) - Gain (Loss) on Interest Rate Swaps	203	1,378	533	(3,236)
Total Comprehensive Income	12,486	15,854	42,652	29,655
Comprehensive Income Attributable to Non-Controlling Interest	(149)	(229)	(509)	(456)
Comprehensive Income Attributable to Agree Realty Corporation	$ 12,337	$ 15,625	$ 42,143	$ 29,199

Weighted Average Number of Common Shares Outstanding - Basic	28,573,022	23,454,083	26,988,589	22,034,389
Weighted Average Number of Common Shares Outstanding - Diluted	28,656,684	23,563,331	27,069,352	22,127,329

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net Income	$ 12,283	$ 14,476	$ 42,119	$ 32,891
Depreciation of real estate assets	5,101	3,947	14,286	10,904
Amortization of leasing costs	40	38	120	85
Amortization of lease intangibles	3,059	2,148	8,470	5,860
(Gain) loss on sale of assets, net	(524)	(4,415)	(10,045)	(7,133)
Funds from Operations	$ 19,959	$ 16,194	$ 54,950	$ 42,607
Straight-line accrued rent	(860)	(857)	(2,545)	(2,162)
Deferred revenue recognition	-	(309)	-	(541)
Stock based compensation expense	622	555	1,898	1,864
Amortization of financing costs	142	122	426	361
Non-real estate depreciation	28	19	80	53
Debt extinguishment costs	-	33	-	33
Adjusted Funds from Operations	$ 19,891	$ 15,757	$ 54,809	$ 42,215

Funds from Operations per common share - Basic	$ 0.69	$ 0.68	$ 2.01	$ 1.90
Funds from Operations per common share - Diluted	$ 0.69	$ 0.68	$ 2.00	$ 1.90

Adjusted Funds from Operations per common share - Basic	$ 0.69	$ 0.66	$ 2.00	$ 1.89
Adjusted Funds from Operations per common share - Diluted	$ 0.69	$ 0.66	$ 2.00	$ 1.88

Weighted Average Number of Common Shares and Units Outstanding - Basic	28,920,641	23,801,702	27,336,208	22,382,007
Weighted Average Number of Common Shares and Units Outstanding - Diluted	29,004,303	23,910,950	27,416,971	22,474,948

Supplemental Information:
Scheduled principal repayments	$ 797	$ 748	$ 2,343	$ 2,196
Capitalized interest	143	14	297	27
Capitalized building improvements	34	376	76	405

Non-GAAP Financial Measures

Funds from Operations ("FFO")
The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Any differences are a result of rounding.

CONTACT: Joey Agree, President and Chief Executive Officer, Agree Realty Corporation, (248) 737-4190; Kenneth Howe, Interim Chief Financial Officer, Agree Realty Corporation, (248) 737-4190